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Exhibit 21

List of Subsidiaries
of
Alliance Data Systems Corporation

Name of Direct Subsidiary	State & Date of Inc.	Doing Business As	Subsidiaries
ADS Alliance Data Systems, Inc.	Delaware 4/22/83	ADS Alliance Data Systems, Inc.	LoyaltyOne, Inc. (Ohio 12/13/00) Subsidiary Frequency Marketing, Inc. (Ohio 10/05/81) Enlogix, Inc. (Canada, 03/01/02) Subsidiary Alliance Data L.P. (Ontario, Canada 06/01/98)
World Financial Network National Bank	Federal Charter 5/1/89	World Financial Network National Bank	WFN Credit Company, L.L.C. (Delaware Chartered 5/1/01)
Alliance Data Systems (New Zealand) Limited	New Zealand 11/7/97	Alliance Data Systems (New Zealand) Limited	Financial Automation Limited (New Zealand 10/01/87)
Loyalty Management Group Canada, Inc.	Toronto, Canada amalgamated 07/24/98	Loyalty Management Group Canada, Inc.	LMG Travel Services, Ltd. (Toronto, Canada 02/21/92) Alliance Data L.P. (Ontario, Canada 06/01/98)
ADS Reinsurance Ltd.	Bermuda 11/26/98	ADS Reinsurance Ltd.	NONE
ADS Commercial Services, Inc.	Delaware 01/18/95	ADS Commercial Services, Inc.	NONE
ADS MB Corporation	Delaware 08/29/01	The Mail Box	NONE

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  Exhibit 21
List of Subsidiaries of Alliance Data Systems Corporation